Power Integrations Inc. Company Ù	POWI Ticker Ù	Q3 2004 Earnings Call Event Type Ù	Oct. 20, 2004 Date Ù

Exhibit 99.2

•        MANAGEMENT DISCUSSION SECTION

Operator: Good afternoon everyone and welcome to the Third Quarter 2004 Earnings Conference Call for Power Integrations. Today’s call is being recorded. And at this time I would like to turn the conference over to Mr. Joe Shiffler, please go ahead sir.

Joe Shiffler, Director of Investor Relations & Corporate Communications

Good afternoon, thank you for joining us. I’m Joe Shiffler, Director of IR & Corporate Communications for Power Integrations. This afternoon we have issued two press releases. One outlining our third quarter results and announcing our new share repurchase program, and a second announcing that Power Integrations has filed a patent infringement lawsuit against Fairchild Semiconductor. Both releases have been sent directly to those of you on our distribution list, and are also available on our website www.powerint.com.

With me on the call today to discuss today’s announcements are Balu Balakrishnan, our President and CEO and John Cobb, our Chief Financial Officer. Balu and John each have a brief set of prepared remarks, after which we’ll take your questions.

Before we begin, however, I would like to caution you that our discussion today including the Q&A session will include forward-looking statements reflecting management’s current forecasts of certain aspects of the company’s future business. Forward-looking statements are denoted by such words as will, would, believe, should, expect, outlook, estimate, and similar expressions that look toward future events or performance. Forward-looking statements are based on current information that is by its nature dynamic and subject to rapid and even abrupt changes.

Our forward-looking statements are subject to risks and uncertainties, which may cause actual results to differ materially from those projected or implied in our statements. Risks and uncertainties affecting our business, which could cause actual results to differ materially, are discussed in our most recent reports on Forms 10-K and 10-Q filed with the SEC.

With that, I’ll turn the call over to Balu.

Balu Balakrishnan, President, Chief Executive Officer

Thank you, Joe, and good afternoon everyone. As Joe mentioned we have several pieces of news to announce this afternoon. First of course we are announcing our financial results for the third quarter, which were in line with the revised forecast that we issued a month ago.

Revenues were down 8% sequentially to $32.9 million, gross margin was 47.8%, up nearly up 2 points from the prior quarter as expected. EPS was $0.18, a penny above our revised range due to lower than expected operating expenses. The $0.18 includes a three-cent tax benefit as we explained in our announcement last month.

Our second announcement today is that our Board of Directors has authorized a repurchase of up to $40 million of our stock, which at the current price would be about 6% of outstanding shares. This decision reflects the fact that our balance sheet is stronger than ever with $144 million in cash and investments and no debt. We have increased our cash and investment balance by nearly $29 million since the beginning of the year and our cash resources are now more than adequate for business purposes.

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Power Integrations Inc. Company Ù	POWI Ticker Ù	Q3 2004 Earnings Call Event Type Ù	Oct. 20, 2004 Date Ù

Our third announcement today is that we have initiated a patent infringement lawsuit against Fairchild Semiconductor. We believe that several of Fairchild’s integrated power conversion products, including many of their Green Fairchild Power Switch products violate one or more of our patents, and we have a policy of respecting the legitimate intellectual property of others and we expect others to honor our intellectual property as well. We have successfully defended our intellectual property in the past and we believe that our patents will be upheld in this case.

Returning now to third quarter results. As I noted earlier, our revenues and earnings were in-line with the revised forecast that we issued a month ago. Obviously we came in well below what we were expecting at the time of our last earnings report in July. It’s clear that throughout much of the industry the business environment has been extremely challenging over the past several months. On the second quarter call, we talked about a broad based slowdown in orders that began in June and continued into July. That trend was factored into our original guidance for the third quarter. This guidance also anticipated a pickup in September, which is normally one of our strongest months of the year. This year however, September revenues actually declined compared to August.

The slowdown in orders appears to be the result of a broad based inventory correction and possibly reduced expectations for end market demand. Over the course of the slow down we believe that inventories of our products at distributors and our power supply and OEM customers have remained relatively lean, as they normally do given our short lead times. However, it seems that inventories further down the supply chain have been running higher than expected, and that electronics manufacturers have essentially put on the brakes over the past few months in order to correct that. This situation appears to have continued into October, as orders have remained relatively weak thus far.

Revenues for all four of our end markets, consumer, communications, computer and industrial were down sequentially. Consumer revenues were down 8%, communications was down 13% and computer and industrial were each down 4%. On a year-over-year basis, consumer revenues were up 18%, industrial was up 15%, communications was down 25% and computer was down 8%.

Geographically, the overall sequential revenue decrease was entirely in Asia and particularly China where revenues were down about 20% from the second quarter. Within each of our markets, we have seen softness across nearly all of the major applications. In the consumer market for example, shipments for DVD players, set-top boxes and appliances, which had all been growing rapidly earlier in the year, were all down sequentially. In computer, PC standby and server standby were down while LCD monitors were essentially flat. In the communications market both cell phone and non-cell phone revenues were down at double-digit rates sequentially. Year-to-date cell phone revenues are down 12% over the first nine months of last year despite slight growth in unit volume. This decline in revenues in cell phone is due to severe weakness in the China market, price erosion driven by competition, shift in our volumes to lower power, lower cost devices and delay in LinkSwitch production ramp at our customers.

The vast majority of the sequential decline in cell phones is attributable to OEMs other than Samsung and Motorola. Total revenues related to those two OEMs were down slightly and units were up slightly. However, revenues related to other cell phone OEMs were down about 50% sequentially.

The biggest piece of this other category is the China market. We believe that there has been an oversupply of cell phones and of course cell phone chargers in the China market due to a variety of factors including reduced demand, market share gains by non-Chinese OEMs as well as consolidation among the high number of local vendors. Despite the challenging conditions at the moment, we believe China is strategically critical to us in the long-term and we continue to expand our resources and capabilities there.

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Power Integrations Inc. Company Ù	POWI Ticker Ù	Q3 2004 Earnings Call Event Type Ù	Oct. 20, 2004 Date Ù

Notwithstanding the decrease in order volumes, we continue to see strong design activity, and interest in our products remains high. The number of design opportunities in our pipeline increased significantly during the quarter and the dollar value of design wins was up both sequentially and year-over-year. We had sizable design wins across a wide range of applications in all of our major markets. For example, TinySwitch 2 – with TinySwitch 2, we won PC standby designs for HP, IBM, Sony and Apple Computers, a large-volume design for Toshiba DVD players, and a significant number of designs for white goods, cells phone chargers and industrial controls. With TOPSwitch-GX, we won deigns for LCD monitors for Sony and Samsung, a number of printer designs and several cable and set-top – satellite set-top box designs.

Design activity also continues to ramp on our newer products, LinkSwitch and DPA-Switch. DPA-Switch had numerous design wins during the quarter primarily in the communications and industrial markets, and we are seeing a high level of interest in DPA-Switch for Power over Ethernet applications such as voice-over-IP phones.

We also had numerous design wins with LinkSwitch in the third quarter, including a multi-million unit volume design win for a room air conditioner as well as smaller volume wins in consumer, industrial and communications markets.

We also added a new member of the LinkSwitch product family this quarter called Link 302. Link 302 is part of the LinkSwitch-TN line, which is targeted at non-isolated applications such as many appliances, personal care devices, utility meters and industrial controls. This particular product extends the cost-effective range of the LinkSwitch-TN line to lower power levels and should expand the number of applications we can target with LinkSwitch.

Another key piece of good news for us is that we continue to see improvements in our gross margin in spite of a pricing environment that has become more competitive as demand has weakened. We have been able to offset the impact of competitive pricing by reducing our production cost. In the fourth quarter, we will see the full benefit of the wafer cost reductions negotiated earlier this year. We also continue to lower our test cost by reducing test times and by redirecting incremental test volumes to offshore test facilities. In addition, we are reducing cost through ongoing improvements in our process technology.

We have also just completed qualification of ZMD in Germany as our third foundry partner and we expect to begin taking delivery of production wafers from them in the fourth quarter. The addition of ZMD will ensure ample capacity over the longer term, and in the short-term gives us additional leverage to further reduce wafer cost.

Netting the impact of the current pricing environment against our cost reductions, we expect to see an improvement in gross margin in the fourth quarter to a range of 48% to 49%. By increasing gross margin and controlling operating expenses, we believe we can deliver respectable bottom line results and generate cash as we ride through this period of weakness in demand.

As to the revenue outlook, we enter the fourth quarter with a lower than normal backlog due to the weakness in the orders in September. Also, as I mentioned earlier, we have not seen a significant improvement in orders thus far in October and we have low visibility into the inventory situation in the supply chain. So, we are facing a high degree of uncertainty in our forecast.

At this time we are expecting fourth quarter revenues to be down 2% to 8% compared to the third quarter. We expect earnings per share for the fourth quarter to be in the range of $0.11 to $0.13. Revenue mix for 2004 by product is expected to be 53% for TinySwitch I and II, 29% TopSwitch FX and GX, 15% TopSwitch I and II and 3% LinkSwitch and DPA-Switch.

Now, for more complete review of financials and guidance, I will turn it over to John. John?

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Power Integrations Inc. Company Ù	POWI Ticker Ù	Q3 2004 Earnings Call Event Type Ù	Oct. 20, 2004 Date Ù

John Cobb, Chief Financial Officer

Thanks Balu. And good afternoon everyone. As Balu noted, this was a difficult quarter for us, as the already soft business environment we were seeing at this time one quarter ago turned even weaker after Labor Day. Thus, our revenue came in well below our original expectations, but in-line with the revised forecast that we provided a month ago. However, our gross margin improved nearly two points, in-line with our guidance provided on our July conference call, and we came in below our July guidance for operating expenses. We also increased our cash balance by $9.1 million, reduced DSO and kept our inventories within our target range of three to four turns.

Returning to revenue, the total for the quarter was $32.9 million, down 8% from last quarter and 5% from a year ago. Average selling price for the quarter was $0.47, down a penny from the prior quarter and $0.03 from a year ago, and turns orders were 70% of revenue for the quarter.

Customers accounting for more than 10% of revenue were Synnex at 17% and Memec at 16%. Both of these companies are distributors and that revenue is recognized on sell-through not sell-in. Total revenues relating to Samsung also exceeded 10% though Samsung technically was not a 10% customer since we shipped a larger than normal share of our ICs to Samsung’s charger suppliers rather than directly to Samsung.

Gross margin for the quarter was 47.8%, up nearly 2 points from the prior quarter. As you may remember, our gross margin dipped in the second quarter after we reduced our production levels in the first quarter in order to reduce inventories. That was a one-quarter issue and so we have regained those two margin points in the third quarter. Operating expenses for the third quarter were $9.9 million, down 2% from the prior quarter and up less than 1% from a year ago. This includes a 16% sequential increase in G&A expenses due to legal expenses and costs related to Sarbanes-Oxley Section 404, which requires documentation and testing of internal controls. By the end of the year, we will have spent nearly $1 million on section 404 compliance.

The increase in G&A was offset by a decrease in marketing and sales expenses. We have been increasing our marketing and sales head-count in key markets such as China, however, sales and management compensation expenses are lower as a result of the decrease in our revenue outlook for the year.

Income from operations in the third quarter was $5.9 million or 17.8% of net revenues. Operating margin was approximately flat compared to an 18% operating margin last quarter as the increase in gross margin was offset by the impact of lower revenues.

Provision for income taxes was $502,000 for the third quarter. Our base effective tax rate remained at 26%. However, as we announced a month ago we received a tax benefit in the third quarter reducing our income tax liabilities by $1.1 million. This reduction provided an earnings benefit of $0.03 per share. We expect our effective tax rate for the fourth quarter to remain at 26%.

Net income including the tax benefit was $5.7 million, or $0.18 per share. That’s $0.01 above the $0.16 to $0.17 range we gave when we updated our forecast a month ago, with the upside coming from lower than expected operating expenses.

Moving to the balance sheet. We entered the third quarter with the strongest balance sheet in our history. We had $144 million in cash and investments, our highest level ever. Cash and investments increased by $9.1 million during the quarter due primarily to strong cash flow from operations, which was $8.4 million.

Accounts receivable declined by $3.4 million to $9.6 million with DSO coming in at 26 days, down from 33 last quarter. The lower DSO was mainly due to lower than normal September revenue, and we expect DSO to increase in the fourth quarter.

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Power Integrations Inc. Company Ù	POWI Ticker Ù	Q3 2004 Earnings Call Event Type Ù	Oct. 20, 2004 Date Ù

Inventories increased by $2.4 million to $22.2 million. Inventory turns were 3.1 within our target range of three to four turns. Because we took action to reduce inventories early in the year, we are comfortable with our current level of inventories in spite of the weakness in demand. At this time therefore, we are not making any major adjustments to our production levels. Though, obviously we will continue to look at that issue if the ongoing slowdown continues beyond the fourth quarter.

Returning to the outlook, as Balu noted earlier, given our low level of visibility down the supply chain it is difficult to forecast the duration or severity of the current weakness in demand. With that caveat, our current forecast is for order trends to remain relatively soft for the remainder of the quarter, as they have for the first three weeks of October. We believe this will result in fourth quarter revenue that is down 2% to 8% compared to the third quarter. Slightly more than 70% turns orders would be required to meet the mid point of this range. This level of turns is consistent with our performance over the past several quarters.

Due to our ongoing cost reduction efforts gross margin should improve again in the fourth quarter to between 48% and 49%. We expect operating expenses to increase 2% to 3% sequentially, driven by incremental hiring of sales people and field application engineers. This would result in earnings per share in the range of $0.11 to $0.13.

With that I will turn the call back to Balu for a few final remarks before we take your questions. Balu?

Balu Balakrishnan, President, Chief Executive Officer, Director

Thanks John. While we are disappointed with our results in the cell phone applications, we are very pleased with our growth in all other markets, which has been a direct result of our proactive diversification strategy. Revenues from non-cell phone applications are up 22% year to-date compared to first nine months of 2003. Specifically, revenue in the consumer market is up 35% and consumer will be our largest market this year for the first time. Revenue from the computer is up 5% year to date and industrial is up 26%.

I would like to conclude simply by saying that in spite of the current period of market weakness, we believe that our business fundamentals remain very strong and our opportunity is still as large as ever. Only about 10% of our addressable market has been converted to integrated solutions while the other 90% continues to use discrete components and linear transformers. Just as the rest of the electronics industry has done, the power supply industry will continue to move away from these older solutions in the direction of integrated circuit technologies like ours.

Power Integrations is by far the company in the best position to capitalize on this opportunity because we are the leading innovator in our market. We will leverage our technology leadership to continue increasing our penetration rate against the older technologies and we will stay ahead of the competition by continuing to innovate, by developing more cost effective products targeted at a wider range of applications, and by vigorously protecting our intellectual property. We are very confident in the future of Power Integrations, and we are extremely focused on executing our strategy to grow as fast as we possibly can.

With that I will turn it back to Joe. Joe?

Joe Shiffler, Director of Investor Relations & Corporate Communications

Thanks Balu. Before we go to questions I will quickly run through our fourth quarter conference calendar. We will be at the AeA classic in Monterey on November 8th and 9th. The Deutsche Bank

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Power Integrations Inc. Company Ù	POWI Ticker Ù	Q3 2004 Earnings Call Event Type Ù	Oct. 20, 2004 Date Ù

semi-conductor conference on November 10th in Las Vegas, and then on December 7th and 8th in New York we will be presenting at the First Albany Annual Growth Conference, and the Raymond James IT Supply Chain Conference.

And now operator would you please open the line for questions?

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Power Integrations Inc. Company Ù	POWI Ticker Ù	Q3 2004 Earnings Call Event Type Ù	Oct. 20, 2004 Date Ù

•      QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions]. Our first question today will come from Tore Svanberg with Piper Jaffray.

<Q>: Good afternoon this is actually Jeremy calling for Tore. Balu, can you just give us a quick update maybe on your exposure right now to China?

<A – John Cobb>: Currently our total revenue from China is about 24% to 25%, and about half of that relates to cell phones. The 24% to 25% is obviously what we ship into China, a lot of those products excluding cell phones typically get exported then to the US, Europe or other markets.

<Q>: Great, and I guess turning to more of your product update can you remind us again how much you expect LinkSwitch and DPA-Switch to account for in 2004, I didn’t quite catch that?

<A – Balu Balakrishnan>: In 2004 it will be 3%.

<Q>: 3%, okay. And of those new products, focusing on your Power-over-Ethernet product, can you talk about what features and performance levels that is enabling you to attack versus your competitors to better address that market?

<A – Balu Balakrishnan>: Well the biggest advantage we have is the number of components, we reduced the number of components because we are the most integrated solution for that market. And the second one is the cost effectiveness. We are significantly more cost effective than all of our other analog peers who offer products into that market.

<Q >: Great and finally, it looks like you are doing pretty well with LinkSwitch, with new products, are you trying to address higher power applications as well, and maybe what new end markets new applications you can go after?

<A – Balu Balakrishnan>: Well, with the TOPSwitch-GX we are addressing the higher power applications like LCD monitors, printers and so on. I think we had talked earlier about to potentially be able to address PC main power supply, but that has gone outside of our power range.

<Q>: And any efforts in the notebook arena?

<A – Balu Balakrishnan>: We don’t have any products for notebooks at this point.

<Q>: Okay. Thank you very much.

<A – Balu Balakrishnan>: You are welcome.

Operator: And our next question comes from Terence Whalen with Smith Barney.

<Q – Terence Whalen>: …in the question, my question first relates to China. Balu do you feel like you have reached a bottom in China or do you again expect China revenues to – to go down on the order of 20% next quarter, thanks?

<A – Balu Balakrishnan>: Well that’s a hard one to answer, but given the – given how much it has gone down, I hope that’s the bottom. I am afraid that I don’t have any more intelligence than – than everyone else does.

<Q – Terence Whalen>: Okay, great and then looking outside of China and the cell phone problem there, can you give us some other specific areas of strength that you might see? Potentially in the consumer market it seems like you have been doing pretty well there?

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Power Integrations Inc. Company Ù	POWI Ticker Ù	Q3 2004 Earnings Call Event Type Ù	Oct. 20, 2004 Date Ù

<A – Balu Balakrishnan>: I think in the consumer market we are very broadly diversified into many – many different applications. Obviously the ones we have talked about our set-top boxes, DVDs, digital cameras, but we are also into a wide range of appliances including refrigerators, washing machines, dishwashers, microwave ovens, and also personal care items like shavers, electric tooth brushes and so on. So that’s one of the things I really like about that market is that it is very well diversified, both in terms of applications and customers, in contrast to the cell phone market which is highly concentrated.

<Q – Terence Whalen>: Okay, great and then my final question relates to ASP’s I think that ASP’s this year are going to be down around you know, high single digits. What’s your expectations for next year given that we have seen some slowing and some reduction in orders already? Thank you.

<A – Balu Balakrishnan>: Well that really would depend up on how the competitive pricing situation is going to change between now and next year. We obviously have to be competitive in the marketplace especially on the new designs. And so I’m afraid that I’m not able to give you any more information on that.

<Q – Terence Whalen>: Okay great, thanks.

Operator: And our next question will come from Vernon Essi with Janney Montgomery Scott.

<Q – Vernon Essi>: Thank you. Balu just to follow-up sort of on that — that line of questioning. And I think I have asked you this before, but just – in this quarter you have obviously got serious competition on the China front in the cell phone area. Can you give us an understanding of how much business you might actually be sort of leaving on the table from a price perspective, and how much of that is sort of just demand related?

<A – Balu Balakrishnan>: Well it’s – the main problem in China is that China itself is weak. So you know, if you say, we have X percent of the business in cell phones in China, but if China has lost market share to other people or they have an inventory problem, we lose market share overall, at least temporarily.

<Q – Vernon Essi>: Okay.

<A – Balu Balakrishnan>: So it is not as much a pricing issue. But pricing is aggressive across the board ever since the weakening of the markets started in June. For a while we thought the prices may firm up and it never did in the tier-one customers. It did go up a little bit in second and third tier customers, but even there now the pricing pressure is quite heavy simply because the market is weak and there is a lot of supply.

<Q – Vernon Essi>: All right. And then also, talking about sort of the design activity you’ve had, you’ve had some design win gains, is there any metric you can give us to sort of get more granular on that in the third quarter relative to the second quarter?

<A – Balu Balakrishnan>: Well, you know, I think we have said that, it increased both sequentially and year-over-year and the opportunities that we are, you know, designing with have increased quite substantially. We have a – we don’t like to give out numbers because unlike other analog counterparts where the numbers do make sense, for us it doesn’t because some designs are much larger volume than others, so it will be misleading.

<Q – Vernon Essi>: Okay. And just to follow in on the design side, has the dialogue been better sort of going into the later of the year in terms of actual design engagements as opposed to wins themselves or have things sort of still been stalemated since the summer?

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Power Integrations Inc. Company Ù	POWI Ticker Ù	Q3 2004 Earnings Call Event Type Ù	Oct. 20, 2004 Date Ù

<A – Balu Balakrishnan>: I think that both are important. The number of opportunities that we are engaged with is important longer-term, and design wins are important you know, shorter term, meaning in the next 2 or 3 quarters. So we monitor both of them and we measure it in terms of the dollar value rather than just the number of opportunities, and when we said we are sequentially growing in design wins and year-over-year in design wins, we are talking about the dollar value of those design wins.

<A – John Cobb>: Our design activity generally remains fairly constant and increasing and it does not fluctuate as our revenue may fluctuate. So even in down periods of demand, there is still plenty of design activity.

<Q – Vernon Essi>: I guess it was just more in relation to the pricing on sort of the competitive discrete side of life, you know, the prices have fallen on that front and just wanted to get color in terms of if engagements have increased or decreased sort of the last couple of weeks or months rather.

<A – Balu Balakrishnan>: Well pricing is usually a bigger issue at tier one customers and of course the PC and cell phone markets have a lot of tier one customers in them. But when you go to industrial and consumer markets, there is a lot of tier two, tier three customers where it’s much less of an issue because they are more interested in the design support and all the intangible benefits we provide including energy efficiency. So you know, the number of opportunities could represent a diversification rather than just, you know, the tier one type customers.

<A – John Cobb>: Pricing impacts the level of design wins, but it doesn’t have much of an impact on the level of design activity.

<Q – Vernon Essi>: Okay. Well, thanks for the clarification.

Operator: And our next question comes from Steven Smigie with Raymond James.

<Q – Steven Smigie>: Great, thank you. I was hoping you could comment a little bit on the lawsuit against Fairchild, is that specifically against their green mode power switch and is it possible that some of the weakness that you see in this quarter and next quarter is a little bit related to products that you are going after them on?

<A – Balu Balakrishnan>: Well to answer your first question, many of the chips are the green mode, are Green Fairchild Power Switches. So they do include, many of those switches but are not limited to them. So your second question was you know, whether that was the reason for the impact. Well there was, we did lose a design at Samsung last year, I think third quarter of last year, which we talked about. But a bigger impact they have had is in terms of their aggressive pricing.

<Q – Steven Smigie>: Okay. And then just a follow-up question, in terms of the weakness that you did see or that you are guiding to here in the – in the fourth quarter, is that again pretty much broad based across all of your categories?

<A – Balu Balakrishnan>: Yes.

<Q – Steven Smigie>: Okay, great thank you very much.

<A – Balu Balakrishnan>: You are welcome.

Operator: And our next question will come from Lee Zeltser with Needham.

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Power Integrations Inc. Company Ù	POWI Ticker Ù	Q3 2004 Earnings Call Event Type Ù	Oct. 20, 2004 Date Ù

<Q – Lee Zeltser>: Hey guys, a couple of questions. First off on the inventory front, I understand that in June you guys did prune inventories but, it’s seems by my calculations, inventories in the September quarter were up about 12% sequentially on lower sales, if you can tell us a little bit more about that, and the rationale there?

<A – John Cobb>: Well, so as we talked about in our comments, we proactively reduced our inventory in the first quarter and then the second quarter, so that at the end of the second quarter we were at 3.9 turns.

<Q – Lee Zeltser>: Yes.

<A – John Cobb>: Which is at the high end or our range. We did increase our inventory this quarter, frankly because at the start of the quarter we thought our revenue was going to be higher than what it turned out to be. However, we are still within our 3-4 target range at 3.1. So we have increased our inventory, and it’s still within our range of comfort, which is why I commented that at this point we are not taking any specific action to reduce it, because it’s within our desired range.

<Q – Lee Zeltser>: Okay, you talked about guidance of down 2 to 8% of the revenue line in the fourth quarter. You know, a little bit of a broad range. If you can just talk about what scenarios need to take place both at the high end, low end of that range, you know, what are your assumptions here?

<A – Balu Balakrishnan>: Well it really depends upon whether the inventory gets corrected and when it gets corrected, which we don’t know. And that’s one of the reasons we are comfortable with our inventory because we want to be able to respond very quickly if the demand comes back very quickly. So it’s really the lack of visibility that’s forcing us to give you a wide range.

<Q – Lee Zeltser>: Okay, so I guess if you come in down 2%, the inventory – excess inventories get resolved in maybe the October timeframe if you’re down eight you are thinking that they probably get resolved towards the end of the year, is that a fair assumption or are there some other—?

<A – Balu Balakrishnan>: Roughly speaking that’s right– it’s also of course how strongly it comes back.

<Q – Lee Zeltser>: Right. Okay, if this is in fact just an inventory correction and you know, certainly understandably the visibility is tough whether we could say that or not. Would you expect a snap back, as you look into early ‘05 would you expect better than normal seasonality during that timeframe?

<A – Balu Balakrishnan>: Well.

<Q – Lee Zeltser>: As kind of the inventory gets worked off and you get maybe a bit of a boost that you wouldn’t normally get?

<A – Balu Balakrishnan>: To be honest, I wish I knew. I – I we just don’t know, it’s very unusual for us to have this kind of a seasonality, we certainly did not expect that at all.

<Q – Lee Zeltser>: Okay, so it’s just really not enough visibility to tell.

<A – Balu Balakrishnan>: That’s right.

<Q – Lee Zeltser>: Okay, if I can ask, to get a little bit more detail on the Fairchild lawsuit, how much in revenues if you can quantify this, do you feel – at Fairchild that their products infringe on your patents and are you asking for any lost royalties and what kind of damages are you asking for?

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Power Integrations Inc. Company Ù	POWI Ticker Ù	Q3 2004 Earnings Call Event Type Ù	Oct. 20, 2004 Date Ù

<A – Balu Balakrishnan>: I think we mentioned – you know, if you look at our complaint, that we are calling for an injunction and damages. And for legal reasons we really can’t go into it anymore.

<Q – Lee Zeltser>: Okay, I mean is it a substantial portion of Fairchild’s revenues, or – how much would you quantify that?

<A – Balu Balakrishnan>: I just can’t answer that, our attorneys won’t let me do that.

<Q – Lee Zeltser>: Okay, fair enough. Okay, and just one last question if I could on LinkSwitch and DPA-Switch. What are your current expectations as to when the revenue will start to ramp for those products?

<A – Balu Balakrishnan>: Well, the design win activity is very strong, and so I think if the market comes back we should start ramping both of those products next year, and however, as we have said before, LinkSwitch goes to high volume markets whereas DPA-Switch has a much more fragmented customer base. So in terms of ramp up LinkSwitch will be a faster ramp up than DPA-Switch, but the DPA-Switch will probably ramp for a much longer time.

<Q – Lee Zeltser>: Okay, thank you very much guys.

<A – Balu Balakrishnan>: You are welcome.

<A – John Cobb>: Thank you. Operator: [Operator Instructions]. And we will take our next question from Andrew Huang with American Technology Research.

<Q – Andrew Huang>: Good afternoon.

<A – John Cobb>: Hi, Andrew.

<A – Balu Balakrishnan>: Hi, Andrew.

<Q – Andrew Huang>: Hi, I just had a question on the litigation, again. Can you quantify, you know, about how much you plan to spend in litigation for ‘04 and what that number could be in ‘05?

<A – Balu Balakrishnan>: Well, it really will depend upon how the litigation progresses, but we will include that in our guidance. We are not able to give you a number right now, because we can’t predict how exactly it will go.

<Q – Andrew Huang>: Is it fair to assume though that it would be up in ‘05 relative to ‘04?

<A – Balu Balakrishnan>: Relative to ‘04?

<Q – Andrew Huang>: For the full year, I am sorry.

<A – John Cobb>: I would expect legal expenses to be higher in ‘05. On the converse, I would expect our Sarbanes-Oxley expenses to be lower in ‘05. And the legal expenses, as Balu mentioned, will be a function of how quickly things proceed.

<Q – Andrew Huang>: Okay, and are those two types of expenses included in General & Administrative?

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Power Integrations Inc. Company Ù	POWI Ticker Ù	Q3 2004 Earnings Call Event Type Ù	Oct. 20, 2004 Date Ù

<A – John Cobb>: Yes.

<Q – Andrew Huang>: Okay, great. And then you know, when you commented on the ASP erosion, were there any particular competitors that you can talk about that were kind of more aggressive than others, or were there any particular end markets where the pricing pressure was greater than others?

<A – Balu Balakrishnan>: Well, it is – number one is discretes, discrete prices have been very aggressive, because of the commodity market. And number two is the integrated competitors, and as you know we have five large competitors. At any given time some of them are more active than others. At the moment I would say Fairchild is probably the most active and then followed by ST.

<A – John Cobb>: And from a market standpoint, cell phones are typically the most competitive market only because it’s such high unit volumes.

<Q – Andrew Huang>: Thank you.

<A – Balu Balakrishnan>: You are welcome.

Operator: And we will go next to Auguste Richard with First Albany.

<Q – Auguste Richard>: Yeah, just to touch on the cell-phone issue just one more time, when you look at the decline in revenues, can you attribute some of it to – a mix shift from Top to Tiny, pricing pressure, can you sort of take those factors and just ballpark what percentage each was?

<A – Balu Balakrishnan>: Yeah, there is a little bit of move from TopSwitch to TinySwitch because there are some high-end phones which use the TopSwitch for higher power. And with the improvements in power management, those phones take less power so they can use TinySwitch, but even within TinySwitch you have seen a migration from the higher power products to lower power products over the last year or so, mainly because the phones are getting much more efficient. And so they can use smaller batteries and take less power to charge them.

<Q – Auguste Richard>: And so – so is that, is the migration to small power products, most of the pressure you have seen or is it half — sort of how would you ballpark?

<A – Balu Balakrishnan>: In terms of ASP erosion you mean?

<Q – Auguste Richard>: Yeah, exactly.

Operator: we will take a follow-up question from Terence Whalen

<Q – Terence Whalen>: Hello, can you hear me?

Operator: Please stand by.

Operator: Your line is open sir, please continue.

<A – Joe Shiffler>: Okay, thanks we apologize for the technical difficulties, I’m not quite sure what happened but I believe we were in the process of answering Gus Richard’s questions.

<A – Balu Balakrishnan>: Are you there Gus?

Operator: [Operator Instructions]. We will go next to Auguste Richard, your line is open sir.

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Power Integrations Inc. Company Ù	POWI Ticker Ù	Q3 2004 Earnings Call Event Type Ù	Oct. 20, 2004 Date Ù

<Q – Auguste Richard>: Yeah, I’m still here, if you can finish up answering the question.

<A – Balu Balakrishnan>: Okay.

<A – John Cobb>: I hate to do this, Gus, but can you remind me what the question was?

<Q – Auguste Richard>: Certainly we were talking about cell phones and trying to attribute the revenue decline to a shift down in power versus pricing pressure for a specific product?

<A – John Cobb>: Yes, there is – we mentioned in Balu’s piece of the script that there was four factors but, in terms of the revenue the impact to China has had the biggest impact on our cell-phone revenue. The second largest impact is ASP price – just price competition. The third is a shift in mix from higher power, higher cost devices down to lower power, lower cost devices. And then lastly, and really not that — as significant is just the slower ramp in LinkSwitch. But the first three in that order are the most significant factors.

<A – Balu Balakrishnan>: Just to clarify ASP erosion rather than – ASP erosion due to competition.

<Q – Auguste Richard>: Right, exactly and then after that then there is a mix shift from higher power to lower power.

<A – Balu Balakrishnan>: Correct.

<A – John Cobb>: Correct.

<Q – Auguste Richard>: And then just quickly are you — in the lawsuit with Fairchild, are you suing over the same patents as you sued Motorola a few years back or is that a different set of patents or can you just sort of size that up for me?

<A – Balu Balakrishnan>: I believe it’s a different set of patents, but the list of patents is public information. If you like, we can send it to you or you know, I don’t want to spend the time going over this. There are four or five patents.

<Q – Auguste Richard>: Okay, and then finally what were the turns in the September quarter and I’m done?

<A – John Cobb>: It was about 70%.

<Q – Auguste Richard>: Okay, great thanks.

<A – John Cobb>: Thank you.

<A – Balu Balakrishnan>: Thank you.

Operator: And our next question will come from Sumit Dhanda with Banc of America.

<Q>: Hey guys this is Jason for Sumit.

<A – Balu Balakrishnan>: Hi, Jason.

<A – John Cobb>: Hi Jason.

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Power Integrations Inc. Company Ù	POWI Ticker Ù	Q3 2004 Earnings Call Event Type Ù	Oct. 20, 2004 Date Ù

<Q>: How is it going> I have a quick question on the gross margins and cost savings. How much more cost savings do you guys think you have in this overseas test shift and wafer costs and that kind of thing. Do you have a sense of that?

<A – John Cobb>: We have lots of opportunities across the board in cost savings. We put our costs into three different categories. One is the wafer cost which as we mentioned we are working from a technology standpoint to get additional cost reductions. We have added a third foundry, which will provide not only additional capacity but also improve the cost of the wafer. And so we will continue to reduce the wafer costs overall. The packaging costs we continue to work with our packaging partners to get lower prices and design in newer lower cost packages again to further reduce costs. And we continue to move our testing from our San Jose location offshore, which will reduce our test costs and reduce our test times. So there’s lots of opportunities to continue to reduce costs really for the foreseeable future.

<Q>: And in terms of where you think gross margins can go I mean, independent of — assume flat revenues — you know, how much upside do you think there is?

<A – Balu Balakrishnan>: Well that really depends upon the competitive environment. If the competitive pricing is stable you know, their cost reductions will translate into gross margins. And so it is a combination of those two factors.

<Q>: Okay, so far you have been able to offset the ASP erosion?

<A – Balu Balakrishnan>: Yes.

<Q>: Do you think that’s going to continue?

<A – Balu Balakrishnan>: You mean whether the price, the competitive pricing is going to get more and more aggressive?

<Q>: Well, if you can reduce costs to keep ahead of lower pricing?

<A – Balu Balakrishnan>: Yeah, we have done that over the last three or four years now even though the competing solutions have gone down in double digits for three years before 2004, we’ve managed to maintain our margins through new product introductions which are more cost effective and through very aggressive reduction of manufacturing costs.

<Q>: Okay. Sounds good, thanks.

<A>: You’re welcome.

Operator: And we will take our question from Terence Whalen with Smith Barney.

<Q – Terence Whalen>: Following up with the prior question regarding cost reductions, what’s in a number to think about in terms of, you know, putting all of those different elements together what cost reductions we could expect in 2005? And then I have a follow-up, thanks.

<A – John Cobb>: Well, at this point it’s way too premature to try to estimate that. I think if you look at what we did in ‘04, our ASP’s came down – have come down about 6% and our margin for the year will end up being about 2 points lower than it was in 2003, but those 2 points can be attributed solely to the strengthening of the yen. We purchased wafers from our two Japanese foundries in yen, and because yen strengthened, the margin was impacted 2% points. So, we – aside from the yen we offset the impact of the cost reduction — or the price reductions in 2004, and obviously we would hope to continue to do that as we go into ‘05. But in terms of the actual outcome, it’s too premature.

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Power Integrations Inc. Company Ù	POWI Ticker Ù	Q3 2004 Earnings Call Event Type Ù	Oct. 20, 2004 Date Ù

<Q – Terence Whalen>: Okay, fair enough. And then my other question is regarding, you mentioned I think regarding October orders – excuse me, October orders, you know, continued to be fairly weak. Can you give us an idea of what October looks like versus September and versus August? Thanks.

<A – John Cobb>: Obviously, October is not over yet, because we still have about a week and a half. But, I think in general, it will probably be fairly flat with September. And as we mentioned in the comments, September was lower than August.

<Q – Terence Whalen>: Right, okay and last question. Looking ahead, next quarter, your guidance is for a sales reduction of 2% to 8%, with gross margin of 47 to 48 —.

<A – John Cobb>: 48 to 49.

<Q – Terence Whalen>: I am sorry 48 to 49. Now, if say revenue were to actually come in below that between 10 and 15% sequential decline, what would be your gross margin? And all I am trying to do is gauge the gross margin sensitivity to your revenues. Thanks.

<A – John Cobb>: Our gross margin does not fluctuate very much based on revenue. There might be a minor degree of fluctuation, but it’s probably less than a half a point.

<Q – Terence Whalen>: Okay, great. Thank you.

Operator: And we will take a follow-up from Steven Smigie with Raymond James.

<Q – Steven Smigie>: Great, thank you. I guess a little bit on that last question about the change in gross margin. In the previous couple of quarters ago when the gross margin went down I believe it was because you ran less wafers through the testing part of your operation, and that caused some gross margin issues. Given that what’s happening here in the guidance for the fourth quarter, would that again create a situation where in the first quarter that might be impacted by that or is it just not going through there anymore?

<A – John Cobb>: As we said in the comments assuming we get through this weakness during the fourth quarter or by the end of the fourth quarter it should not create an issue. If this market weakness continues beyond the fourth quarter, then we could end up having to do some sort of an adjustment. But, as I just said, this would have to last several more months before we would even have to consider that.

<Q – Steven Smigie>: Okay. Great, thank you.

Operator: [Operator Instructions]. And we will go next to Shawn Slayton with SG Cowen.

<Q – Deepak Sitaraman>: Hi, guys this is actually Deepak Sitaraman for Shawn. In the context of the lawsuit against Fairchild, and we understand that Fairchild has a monolithic solution and a multi-chip module solution and I know you can’t speak about this in great detail. But, can you give us some color on whether you believe the infringement is process-related or circuit-related?

<A – Balu Balakrishnan>: Well, what I can say, because it’s – you know, it would be public information is that, it includes both the multi-chip solution which is called a hybrid and the monolithic solution. And it involves a number of products.

<Q – Deepak Sitaraman>: Fair enough. And also following up on comments from the last quarter’s call, can you give us an update on Nokia’s attitude towards deploying more efficient chargers?

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Power Integrations Inc. Company Ù	POWI Ticker Ù	Q3 2004 Earnings Call Event Type Ù	Oct. 20, 2004 Date Ù

<A – Balu Balakrishnan>: Well, they have signed up to the European Union standard for standby consumption, however, it’s a voluntary standard. So, you know, they can do it at their own pace. I think they have agreed to do a percentage of their products – they agreed that they will meet the new standard, which is effective January 1st. And then it will hopefully grow over time.

Our hope is that by showing that we can provide at the same cost and much higher performance with the – you know, with our integrated solution there will be really no reason for them to have the older solution, the linear solution. The biggest problem is inertia to change. I think once they change, then there will be a lot more incentive for them to change across the board. But, certainly you know, so far they are still holding on to the linear solution. And I believe it will change. We just don’t know exactly when.

<Q – Deepak Sitaraman>: Great. Thank you very much, Balu.

<A – Balu Balakrishnan>: You are welcome.

Operator: Ladies and gentlemen, that does conclude today’s question and answer session. And at this time I would like to turn the conference back to Mr. Shiffler.

Joe Shiffler, Director Investor Relations & Corporate Communications

Okay, thank you. Thanks everyone for bearing with us during the technical difficulties. A replay of the call will be available shortly on our website, www.powerint.com, and with any luck we’ll be able to edit out the silence in the middle.

You can also access the telephonic replay for one week by dialing (888) 203-1112 from within the US, or (719) 457-0820 from abroad using replay passcode: 954323. Thanks everyone for listening and good afternoon.

Operator: Thank you for your participation in this conference. You may disconnect at this time.

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